Item 7  Exhibit 12    Computation of Ratios
        ----------    ---------------------

     The computations of the coverage of fixed charges, excluding the cumulative effect of the 1992 accounting change, before income taxes, and the coverage of combined fixed charges and preferred dividends for each of the years 1995 through 1991 on the basis of parent company operations only, are as follows.








                                                          For The Year Ended December 31,
                                              -------------------------------------------------------

                                                1995       1994       1993       1992       1991
                                              -------------------------------------------------------
                                                               (Thousands of Dollars)
Net income before cumulative effect
  of accounting change                        $218,788   $208,074   $216,478   $172,599   $186,813
Taxes based on income                          129,439    116,648    107,223     76,965     80,988
                                              -------------------------------------------------------

Income before taxes and cumulative effect
  of accounting change                         348,227    324,722    323,701    249,564    267,801
                                              -------------------------------------------------------

Fixed charges:
  Interest charges                             146,558    139,210    141,393    138,097    138,512
  Interest factor in rentals                    23,431      6,300      5,859      6,140      5,690
                                              -------------------------------------------------------

Total fixed charges                            169,989    145,510    147,252    144,237    144,202
                                              -------------------------------------------------------

Income before income taxes, cumulative
  effect of accounting change and
  fixed charges                               $518,216   $470,232   $470,953   $393,801   $412,003
                                              ========   ========   ========   ========   ========

Coverage of fixed charges                         3.05       3.23       3.20       2.73       2.86
                                                  ====       ====       ====       ====       ====


Preferred dividend requirements                $16,851    $16,437    $16,255    $14,392    $12,298
                                              -------------------------------------------------------


Ratio of pre-tax income to net income             1.59       1.56       1.50       1.45       1.43
                                              -------------------------------------------------------

Preferred dividend factor                      $26,793    $25,642    $24,383    $20,868    $17,586
                                              -------------------------------------------------------

Total fixed charges and preferred dividends   $196,782   $171,152   $171,635   $165,105   $161,788
                                              ========   ========   ========   ========   ========
Coverage of combined fixed charges
  and preferred dividends                         2.63       2.75       2.74       2.39       2.55
                                                  ====       ====       ====       ====       ====














Item 7  Exhibit 12    Computation of Ratios
        ----------    ---------------------

     The computations of the coverage of fixed charges, excluding the cumulative effect of the 1992 accounting change, before income taxes, and the coverage of combined fixed charges and preferred dividends for each of the years 1995 through 1991 on a fully consolidated basis are as follows.









                                                           For The Year Ended December 31,
                                              -------------------------------------------------------

                                                1995       1994       1993       1992       1991
                                              -------------------------------------------------------
                                                               (Thousands of Dollars)
Net income before cumulative effect
  of accounting change                         $94,391   $227,162   $241,579   $200,760   $210,164
Taxes based on income                           43,731     93,953     62,145     79,481     80,737
                                              -------------------------------------------------------

Income before taxes and cumulative effect
  of accounting change                         138,122    321,115    303,724    280,241    290,901
                                              -------------------------------------------------------

Fixed charges:
  Interest charges                             238,724    224,514    221,312    226,453    225,323
  Interest factor in rentals                    26,685      9,938      9,257      6,599      6,080
                                              -------------------------------------------------------

Total fixed charges                            265,409    234,452    230,569    233,052    231,403
                                              -------------------------------------------------------

Nonutility subsidiary capitalized interest        (529)      (521)    (2,059)    (2,200)    (6,542)
                                              -------------------------------------------------------
Income before income taxes, cumulative
  effect of accounting change and
  fixed charges                               $403,002   $555,046   $532,234   $511,093   $515,762
                                              ========   ========   ========   ========   ========

Coverage of fixed charges                         1.52       2.37       2.31       2.19       2.23
                                                  ====       ====       ====       ====       ====


Preferred dividend requirements                $16,851    $16,437    $16,255    $14,392    $12,298
                                              -------------------------------------------------------


Ratio of pre-tax income to net income             1.46       1.41       1.26       1.40       1.38
                                              -------------------------------------------------------

Preferred dividend factor                      $24,602    $23,176    $20,481    $20,149    $16,971
                                              -------------------------------------------------------

Total fixed charges and preferred dividends   $290,011   $257,628   $251,050   $253,201   $248,374
                                              ========   ========   ========   ========   ========
Coverage of combined fixed charges
  and preferred dividends                         1.39       2.15       2.12       2.02       2.08
                                                  ====       ====       ====       ====       ====












